Exhibit 99.1

FOR IMMEDIATE RELEASE

Osmotica Pharmaceuticals Appoints Seasoned Financial Executive Gregory Cowan to Board of Directors and Audit Committee

Bridgewater, NJ, December 27, 2018 — Osmotica Pharmaceuticals plc (“Osmotica” or the “Company”) (Nasdaq: OSMT), a fully integrated biopharmaceutical company, today announced that Gregory Cowan, a seasoned financial executive with almost 40 years of  experience will join the Company’s Board of Directors and its Audit Committee on January 2, 2019.

“We are pleased that Greg will be joining our Board of Directors. Greg’s financial acumen, corporate governance expertise and extensive experience growing businesses will add an important perspective and valuable counsel to Osmotica’s management team as we advance and commercialize our portfolio,” stated Brian Markison, Chairman of the Board and Chief Executive Officer.

Prior to joining Osmotica’s Board of Directors, Gregory Cowan served for one year as the Executive Vice President and Chief Financial Officer of Avantor, Inc. Mr. Cowan has also served for eight years as the Senior Vice President and Chief Financial Officer and five years as Corporate Controller of VWR Corporation, which was acquired by Avantor, Inc. in 2017. Prior to joining VWR Corporation, Mr. Cowan spent approximately five years at CDI Corporation, a professional services company, in various senior financial positions, most recently as Senior Vice President and Chief Accounting Officer. Prior to CDI Corporation, he was Vice President of Internal Audit at Crown Holdings, Inc. (formerly Crown Cork and Seal Company Inc.) for approximately eight years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit and consulting capacities for eleven years. Mr. Cowan also previously served as a director of Emtec, Inc., including as the chairman of its audit committee and member of its compensation committee. He graduated from Rutgers University with a degree in accounting and finance.

Forward Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, financial guidance, growth plan, strategies, trends and events, particularly relating to sales of current products and the development, approval and introduction of new products, FDA and other regulatory applications, approvals and actions, the continuation of historical trends, our ability to operate our business under our new capital and operating structure, and the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place significant reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  Important factors that could cause actual results and events to differ materially from those indicated in the forward-looking statements include the following: our ability to successfully develop or commercialize new products, or do so on a timely or cost effective basis; our dependence on a limited number of products; failures of or delays in clinical trials or other delays in obtaining regulatory approval or commencing product sales for new products; the impact of legal proceedings; our ability to service our substantial debt; our ability to raise additional capital; the impact of competition from both brand and generic companies; any interruption at our manufacturing facility, our warehouses or at facilities operated by third parties that we rely on for our products; our dependence on our major customers; our ability to develop and maintain our sales capabilities; the impact of any litigation related to allegations of infringement of intellectual property; any changes to the coverage and reimbursement levels for our products by governmental authorities and other third-party payors as a result of healthcare reform or otherwise; the impact of any changes in the extensive governmental regulation that we face; manufacturing or quality control issues that we may face; and other risks and uncertainties more fully described in the “Risk Factors” section of the prospectus dated October 17, 2018 related to the Company’s IPO and other filings that the Company makes with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

About Osmotica Pharmaceuticals plc

Osmotica Pharmaceuticals plc is a fully integrated biopharmaceutical company focused on the development and commercialization of specialty products that target markets with underserved patient populations. Our diversified product portfolio in the specialty neurology and women’s health therapeutic areas, together with our non-promoted complex formulations of generic drugs, form the foundation of our unwavering commitment to improve patients’ lives.

Osmotica has a late-stage development pipeline highlighted by two NDA candidates in Phase III clinical trials: arbaclofen extended-release tablets for muscle spasticity in multiple sclerosis patients and RVL-1201 (oxymetazoline hydrochloride ophthalmic solution, 0.1%) for the treatment of blepharoptosis, or droopy eyelid.

Osmotica has operations in the United States, Argentina, and Hungary.

Investor and Media Relations for Osmotica Pharmaceuticals plc

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com